Exhibit 3.1

GBS INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES C CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

The undersigned, Spiro Sakiris, does hereby certify that:

1. He is the Chief Financial Officer of GBS Inc., a Delaware corporation (the “Corporation”) whose registered office is at 142 West 57th Street, 11th Floor, New York, NY 10019, USA.

2. The Corporation is authorized to issue 10,000,000 shares of preferred stock.

3. The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 10,000,000 shares, $0.01 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of, except as otherwise set forth in the Share Exchange Agreement, up to 4,012,276 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Closing Holdback Stock” shall have the meaning set forth in the Share Exchange Agreement.

“Common Stock” means the Corporation’s common stock, par value $0.01 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company Stockholder Approval” shall have the meaning set forth in the Share Exchange Agreement.

“Deemed Common Stock Value” shall mean an amount initially equal to $0.727, representing the average price of the Corporation’s Common Stock during the period from 27 June – 26 July 2022, which amount shall be subject to appropriate adjustment as provided herein in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock.

“Deemed Liquidation Event” shall mean (a) a merger or consolidation in which (i) the Corporation is a constituent party; or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, or (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

“Holder” shall have the meaning given such term in Section 2.

“Liquidation” shall have the meaning set forth in Section 5.

“Original Issue Date” means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Original Issue Price” means, with respect to the Preferred Stock, a sum equal to $2.181, which amount shall be subject to appropriate adjustment as provided herein in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Conversion Date” shall have the meaning set forth in Section 6(a).

“Preferred Stock” shall have the meaning set forth in Section 2.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

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“Sellers’ Representatives” shall have the meaning ascribed thereto in the Share Exchange Agreement.

“Share Exchange Agreement” means the Share Exchange Agreement, dated the date hereof, by and among the Corporation, Intelligent Fingerprinting Limited, a company registered in England and Wales with company number 06409298, the “Sellers” named therein and the Sellers’ Representatives, as amended, modified or supplemented from time to time in accordance with its terms.

“Trigger Date” means the earlier to occur of (i) the date the Company Stockholder Approval is obtained, or (ii) the date which is 60 days following the date on which the Common Stock is no longer listed on the Nasdaq Stock Market, the New York Stock Exchange or the NYSE American.

Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as its Series C Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be up to 4,012,276 (which shall not be subject to increase without the written consent of all of the holders of the Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Preferred Stock shall have a par value of $0.01 per share.

Section 3. Dividends. Holders shall be entitled to first receive or receive simultaneously, and the Corporation shall pay, dividends on shares of Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends (other than dividends in the form of Common Stock) to be paid on shares of the Common Stock when, as and if such dividends (other than dividends in the form of Common Stock) are paid on shares of the Common Stock. Other than as set forth in the previous sentence, no other dividends shall be paid on shares of Preferred Stock; and the Corporation shall pay no dividends (other than dividends in the form of Common Stock) on shares of the Common Stock unless it simultaneously complies with the previous sentence.

Section 4. Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Preferred Stock shall have no voting rights. However, as long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, including by merger or otherwise, (b) amend its certificate of incorporation or other charter documents, including by merger or otherwise, in any manner that adversely affects any rights of the Holders, (c) increase the number of authorized shares of Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Section 5. Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Preferred Stock then outstanding shall share, together with the holders of Common Stock, in any distribution of the remaining funds and assets available for distribution to the stockholders to the Corporation, pro rata based on the number of shares of Common Stock such holders would have received had the conversion of such Preferred Stock occurred immediately prior to such liquidation, dissolution or winding up.

Section 6. Deemed Liquidation Event. The Corporation shall not have the power to effect a Deemed Liquidation Event unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the stockholders of the Corporation in such Deemed Liquidation Event shall be allocated to the holders of capital stock of the Corporation in accordance with Section 5 as if such consideration were a distribution of remaining funds and assets available for distribution.

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Section 7.

(a) Automatic Conversion. Subject to Section 7(b) below, each share of Preferred Stock shall be automatically converted at 5:00 p.m. New York City time, on the second Business Day immediately following the Trigger Date (such date, the “Preferred Conversion Date”), without the payment of additional consideration by the holder thereof, into such number of shares of Common Stock as is determined by dividing the Original Issue Price by the Deemed Common Stock Value in effect at the time of conversion. If and to the extent any Preferred Stock constituting Closing Holdback Stock is issued after the Preferred Conversion Date, subject to Section 7(b) below, each share of Closing Holdback Stock shall be automatically converted at 5:00 p.m. New York City time, on the Business Day immediately following the date the Closing Holdback Stock is issued to holders (such date, the “Delayed Preferred Conversion Date”), without the payment of additional consideration by the holder thereof, into such number of shares of Common Stock as is determined by dividing the Original Issue Price by the Deemed Common Stock Value in effect at the time of conversion. The Corporation shall provide to each Holder prompt written notice of the occurrence of the Preferred Conversion Date or Delayed Preferred Conversion Date (as applicable), whereupon such Holder shall deliver the certificate representing such shares of Preferred Stock (if and to the extent issued by the Corporation to such Holder) that are subject to automatic conversion (or a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) promptly following receipt of such notice.

(b) RFA Conversion. Following the Trigger Date, each share of Preferred Stock held by a RFA Seller (as defined in the Share Exchange Agreement) shall be convertible (rather than be automatically converted under Section 7(a)) at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of shares of Common Stock as is determined by dividing the Original Issue Price by the Deemed Common Stock Value in effect at the time of conversion. The holder shall provide written notice to the Corporation that such holder elects to convert all or any number of such holder’s shares of Preferred Stock (and if such holder’s shares are certificated, surrender any certificate or certificates issued to such holder for such shares of Preferred Stock or a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), with each share of Preferred Stock automatically being converted into Common Stock at 5:00 p.m. New York City time, on the Business Day immediately following the date such written notice is received by the Corporation (a “RFA Preferred Conversion Date”).

(c) Mechanics of Conversion.

(i) Delivery of Common Stock Upon Conversion. Not later than ten Business Days after the Preferred Conversion Date, the Delayed Preferred Conversion Date or a RFA Preferred Conversion Date, as applicable, the Corporation shall deliver, or cause to be delivered, to such Holder a certificate or certificates or book entry statements representing the number of Common Stock being acquired upon the conversion of the Preferred Stock, which Common Stock shall contain or be subject to, as applicable, the restrictive legends, and transfer restrictions described in the Share Exchange Agreement.

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(ii) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 8) upon the conversion of the then outstanding shares of Preferred Stock hereunder. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable.

(iii) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock, and instead the number of shares issued, having been calculated on an aggregated basis per Holder, shall be rounded down to the next whole share.

(iv) Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(v) Miscellaneous. Shares of Preferred Stock converted into Common Stock in accordance with the terms hereof shall be canceled and shall not be reissued.

Section 8. Adjustments.

(a) Adjustment for Stock Splits and Combinations.

i.	If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Deemed Common Stock Value in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Deemed Common Stock Value in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section shall become effective at the close of business on the date the subdivision or combination becomes effective.

ii.	If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Preferred Stock, the Original Issue Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be decreased in proportion to such increase in the aggregate number of shares of Preferred Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Preferred Stock, the Original Issue Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be increased in proportion to such decrease in the aggregate number of shares of Preferred Stock outstanding. Any adjustment under this Section shall become effective at the close of business on the date the subdivision or combination becomes effective.

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(b) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Deemed Common Stock Value in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Deemed Common Stock Value then in effect by a fraction:

(i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Deemed Common Stock Value shall be recomputed accordingly as of the close of business on such record date and thereafter the Deemed Common Stock Value shall be adjusted pursuant to this Section as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

(c) Adjustment for Merger or Reorganization, etc . If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a Deemed Liquidation Event or a transaction covered by Section 8(b)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one (1) share of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 8 (including provisions with respect to changes in and other adjustments of the Deemed Common Stock Value) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock.

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(d) Calculations. All calculations under this Section 8 shall be made to the nearest 1/100th of a share. For purposes of this Section 8, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

Section 9. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above for the attention of Spiro Sakiris and with a copy sent by email to spiro.sakiris@gbs.inc, or such address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally or sent by a nationally recognized overnight courier service addressed to each Holder at the address of such Holder and with a copy sent to the email address of such Holder, in each case appearing on the books of the Corporation, or if no such address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Share Exchange Agreement.

(b) Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

(c) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. Each of the Corporation and each Holder irrevocably submits to the exclusive jurisdiction of (a) the Court of Chancery of the State of Delaware, and (b) the United States District Court sitting in New Castle County in the State of Delaware, for the purposes of any action arising out of this Certificate of Designation or any transaction contemplated hereby. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated hereby shall be commenced either in the Court of Chancery of the State of Delaware or if such Action may not be brought in such court for jurisdictional reasons, in the United States District Court sitting in New Castle County in the State of Delaware. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(d) Waiver. Any of the rights, powers, privileges and other terms of the Preferred Stock set forth in this Certificate of Designation may be waived prospectively or retrospectively on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the Holders of a majority of the then outstanding shares of the Preferred Stock.

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(e) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(f) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(g) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(h) Status of Converted or Redeemed Preferred Stock. Shares of Preferred Stock may only be issued pursuant to the Share Exchange Agreement. If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series C Convertible Preferred Stock.

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RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 4th day of October, 2022.

By:	/s/ Spiro Sakiris
Name:	Spiro Sakiris
Title:	Chief Financial Officer

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